Exhibit 99.2

Hewitt Associates, Inc.

100 Half Day Road Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634 www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

August 8, 2005

Contact:    Investors: JenniferRice (847) 295-5000, investor.relations@hewitt.com

     Media: Kelly Zitlow (847) 442-7662, kelly.zitlow@hewitt.com

Hewitt Associates Reports Third Quarter Results

Company Wins Four New HR BPO Clients

Continues Focus on Reducing Cost Structure

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services firm, today reported results for its fiscal third quarter ended June 30, 2005. Results for the quarter include the operations of Exult, Inc.

For the third quarter, Hewitt’s reported net revenues (revenues before reimbursements) increased 29%, to $711.9 million, from $551.8 million in the prior-year quarter. Outsourcing revenues increased 41%, and Consulting revenues increased 8%. The net favorable impact on revenues from foreign currency translation was $5 million and from acquisitions was $3 million. Reported net income for the quarter was $33.0 million, $0.31 per diluted share, versus $29.9 million, $0.30 per diluted share, in the prior-year quarter.

Pro forma information is provided to assist in the comparability of current-period results as if Hewitt and Exult operations were combined in fiscal 2004. More detail is provided in the “Pro Forma Results” section below.

•      Pro forma net revenues increased 6%. On this basis, Outsourcing revenues increased 6% and Consulting revenues increased 8%.

•      Pro forma total Company operating income increased 9%, and pro forma operating margin was 7.9% compared to 7.7% in the pro forma prior-year period.

•      Pro forma net income increased 18%.

“We continued to make great progress in building our HR BPO business during the third quarter, implementing services for several clients announced previously as well as winning an additional four clients since the last quarterly announcement. Our competitive position remains very strong, and we continue to expand our leadership position in HR BPO,” said Dale L. Gifford, chairman and chief executive officer.

“In addition to capitalizing on a significant industry growth opportunity, we continue to make important progress on our initiatives to improve our cost structure, enhance our efficiency and better position the firm for long-term sustainable growth and profitability. Previously, we announced an accelerated rollout of our global sourcing program and the

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realignment of our client development function. In addition, we announced today significant changes to our employee benefit programs. When fully operational, savings from these changes are targeted to be about $45 million on an annualized basis, and will enable Hewitt to continue to invest in the growth of our business, including HR BPO—which we expect to be a major driver in the growth of our revenue and profits over the next several years.”

Reported Earnings

Reported net income for the third quarter was $33.0 million, $0.31 per diluted share, and included a $4.1 million pretax charge for the fiscal 2002 Initial Public Offering (IPO)-related grant of restricted stock to employees, $5 million of expense related to the amortization of Exult acquisition-related intangible assets and approximately $3 million of integration and retention costs related to the merger. Cost synergy savings realized in connection with the merger with Exult were approximately $9 million in the current quarter. Reported net income in the current year also includes $9 million of severance-related expense primarily related to the client development group realignment, lower provisions for incentive compensation costs versus the prior year of $14 million, and lower discretionary benefit plan expenses of $8 million. Reported earnings in the current period reflect a reduction in the projected effective tax rate for the fiscal year from 41% to 40%. Reported net income in the comparable prior-year quarter was $29.9 million, $0.30 per diluted share, and included a $3.8 million pretax charge for the one-time, IPO-related grant of restricted stock to employees.

Pro Forma Results

In accordance with SEC regulations for the determination of pro forma results, the prior-year pro forma results have been prepared assuming that the Company’s merger with Exult had occurred on October 1, 2003, and exclude all merger-related non-recurring items. Prior year pro forma information as if Hewitt and Exult operations were combined in fiscal 2004, is provided to assist in the comparability with current-period results.

Total Company net revenues increased 6% compared with prior-year third quarter pro forma revenues of $670.0 million. Adjusting for the net favorable effects of foreign currency translation of approximately $5 million, and the fiscal 2005 third quarter impacts of Exult’s ReloAction acquisition (“2004 acquisition”) of approximately $3 million, pro forma total Company revenues increased 5%. Total Company net income increased 18%, compared with prior-year pro forma net income of $28.1 million, or $0.23 per diluted share.

Core Earnings

Core earnings, a non-GAAP financial measure, consist of reported results, excluding pretax charges of $4.1 million and $3.8 million for the 2005 and 2004 third quarters, respectively, related to the amortization of the one-time, IPO-related grant of restricted stock to employees. Core earnings per share include the shares issued in the IPO-related grant as if they had been outstanding for all reported periods.

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Core earnings for the third quarter of fiscal 2005 increased 10%, to $35.5 million, $0.33 per diluted share, from $32.2 million, $0.32 per diluted share, in the prior year. Core earnings in the current period also reflect a reduction in the projected effective tax rate for the fiscal year from 41% to 40%.

Business Segment Results

Outsourcing

Outsourcing segment revenues increased 41%, to $498.1 million, from $353.1 million in the prior-year quarter, and increased 6% compared with pro forma revenues (including Exult) of $471.3 million in the prior-year quarter. Adjusting for the favorable effects of the 2004 acquisitions of approximately $3 million, and the net favorable effects of foreign currency translation of approximately $3 million, Outsourcing revenues increased 4% over the pro forma prior-year period. The growth was primarily due to increased services to new and existing clients in the HR BPO business and an increase in third party supplier revenues over the prior year. Stand-alone benefits revenues were flat as participant volume increases were offset by a decrease in one-time project revenues. The Company continues to see strong interest in expanded multi-process BPO services following the merger with Exult, and slower growth in stand-alone benefits revenues as more companies include decisions for benefits as part of broader multi-process BPO arrangements.

Outsourcing segment income (which excludes certain shared services costs not allocated to segments) was $54.9 million in the quarter, compared with $67.1 million in the prior-year quarter. Compared with pro forma income of $68.7 million in the prior-year quarter, Outsourcing segment income decreased 20%, and Outsourcing segment margin was 11.0%, compared with 14.6% in the pro forma comparable prior-year quarter. The decrease in margin was due to lower benefits outsourcing margins, a greater mix of early-stage HR BPO revenues, and near-term increases in third-party supplier services revenues, which have nominal profitability relative to services provided directly. The decline was partially mitigated by lower incentive compensation and discretionary benefit plan expenses versus the prior year.

As of June 30, 2005, the Company was serving 19.0 million end-user benefits participants, and approximately 826,000 client employees with HR BPO services. With the recent announcements of HR BPO relationships with Duke Energy, Mervyns, Wachovia and another client yet to be announced by name, the Company has won 14 new HR BPO clients since the closing of the merger with Exult on October 1, 2004.

Including these recent additions, the Company now has about $180 million of annualized Outsourcing revenue in backlog (defined as a signed contract or letter of intent), of which about 80% is related to HR BPO services and the remainder is for stand-alone benefits services. The Company has about $375 million of annualized Outsourcing revenue in the pipeline (defined as a formal proposal outstanding), of which more than 80% is related to HR BPO.

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Consulting

Consulting segment revenues increased 8% in the third quarter, on both a reported and a pro forma basis, to $213.7 million, from $198.7 million in the prior year. Adjusting for the net favorable effects of foreign currency translation of approximately $3 million, Consulting revenues increased 6%. The increase was driven by growth across all areas of consulting, particularly outside North America.

Consulting segment income (which excludes certain shared services costs not allocated to segments) increased 48% in the quarter, to $53.6 million, compared with $36.3 million in the prior-year quarter, and increased 45% compared to pro forma income of $37.0 million in the prior-year quarter. Consulting segment margin was 25.1%, compared with 18.6% in the pro forma prior-year quarter. The increase was a result of higher margins in all major services, as well as lower incentive compensation and discretionary benefit plan expenses.

Unallocated Shared Services Costs

Reported unallocated shared services costs were $48.3 million, compared with $45.4 million in the prior-year quarter, and $50.3 million in the pro forma prior-year quarter. Unallocated shared services costs as a percentage of revenues were 6.8%, compared with 7.5% in the pro forma prior-year quarter. The decline reflects lower shared service operating expenses relative to revenues as well as lower incentive compensation and discretionary benefit plan expenses.

Operating Margin

Reported total Company operating income for the quarter increased 3% to $56.0 million and included $4.1 million of pretax expenses for the one-time, IPO-related grant of restricted stock to employees, in addition to $5 million of non-cash intangibles and other amortization expense and $3 million of integration and retention costs related to the merger with Exult. Cost synergy savings realized in connection with the merger with Exult were approximately $9 million in the current quarter. Total Company operating income for the prior-year quarter was $54.3 million and included $3.8 million of pretax expenses for the IPO-related grant of restricted stock to employees.

On a pro forma basis, total Company operating income increased 9%, compared with prior-year pro forma operating income of $51.6 million. On this basis, total Company operating margin was 7.9%, compared with 7.7% in the prior year. The improvement in margin was due to lower total incentive compensation and discretionary benefit plan expenses, as well as increased Consulting margins and lower unallocated shared services costs.

Year-to-Date Results

Reported net revenues for the nine-month period ended June 30, 2005 increased 30%, to $2.12 billion, compared with $1.63 billion in the prior-year nine-month period, and increased 8% compared with prior-year pro forma revenues of $1.96 billion. Adjusting for the net favorable effects of foreign currency translation of approximately $24 million, and the fiscal 2005 third quarter impacts of the 2004 acquisitions of approximately $18 million, total Company pro forma revenues increased 6%.

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Total Company operating income for the nine-month period increased 1% to $166.6 million and included
$12.7 million of pretax expenses related to the one-time, IPO-related grant of restricted stock to employees, as well as $15 million of non-cash intangibles and other amortization expense and $11 million of integration and retention costs related to the merger with Exult. Cost synergy savings realized in connection with the merger with Exult were approximately $21 million in the nine month period. Operating income increased 7%
compared with prior-year pro forma operating income of $156.0 million, and operating margins remained even at 7.9%. Both reported and pro forma operating income and margins benefited from reductions in incentive compensation and discretionary benefit expenses.

Net income increased 5% for the nine-month period to $94.2 million, $0.82 per diluted share, compared to reported net income for the prior-year nine-month period of $89.7 million, $0.91 per diluted share, and included the items noted above. Compared with pro forma prior-year net income of $83.1 million, $0.69 per diluted share, net income increased 13%. Core earnings increased 5%, to $101.8 million, from $97.1 million, but declined on a per share basis due to higher outstanding shares to $0.88 per diluted share from $0.97 per diluted share.

Cash Flow and Investments

Reported cash flow from operations increased 17% in the nine-month period, to $190.9 million, from $163.5 million in the prior-year nine-month period. Free cash flow, defined as cash flow from operations less investments (capital expenditures and capitalized software costs), decreased 23%, to $79.6 million, from $104.0 million in the prior-year nine-month period. This decrease in free cash flow was driven primarily by a higher annual incentive payout in early fiscal 2005 for the 2004 fiscal year, compared with the payout made in 2004 for fiscal 2003, and increased capital expenditures, capitalized software costs and contract setup costs related to the growth of the HR BPO business. These factors were partially offset by increased cash collections during the period and one-time proceeds of $14 million from pre-paid rent and revisions of real estate lease terms.

Business Outlook

The Company expects fiscal 2005 total Company net revenue growth of between 29% and 31%, or 7% to 8% on a pro forma basis, comprising around 42% growth in Outsourcing (around 8% on a pro forma basis), and Consulting growth in a 6% to 8% range. The Company continues to expect core operating margins of about 9%, comprising Outsourcing segment margins of about 13%, Consulting segment margins greater than 20% and unallocated shared services costs less than 6.5% of total revenue. The Company expects core earnings of about $145 million and free cash flow of approximately $120 million to $125 million.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss third quarter results and the Company’s outlook for the remainder of fiscal 2005. The live presentation is accessible through the Investor Relations section of Hewitt’s

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Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month. During the call, management will discuss “core earnings” and, with the addition of Exult, Inc., “pro forma earnings,”
both non-GAAP financial measures. A full reconciliation of core earnings to GAAP earnings, and the computation of pro forma earnings, is included in this press release and posted on our Web site. This release will be under the Investor Relations section of www.hewitt.com.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 20,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking and Pro Forma Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the heritage Hewitt and Exult businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from merging Hewitt and Exult may not be fully realized or may take longer to realize than expected; disruption from the merger, making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulations in the U.S. and internationally. Additional factors that could cause Hewitt’s results to differ materially from those described in the forward-looking statements can be found in Hewitt’s most recent Form 10-K and most recent prospectus filed with the Securities and Exchange Commission (SEC) and available at the SEC’s Internet site (www.sec.gov).

The unaudited pro forma combined fiscal 2004 financial statements are presented for illustrative purposes only and are not indicative of the results of operations that might have occurred had the merger with Exult actually taken place as of the dates specified, or that may be expected to occur in the future. They do not assume any benefits from cost savings or synergies, and they do not reflect any integration costs that the combined Company realized or incurred after the merger. The unaudited pro forma combined financial statements do reflect the estimated effect of Exult’s adoption of Hewitt’s accounting policy of recognizing revenue based upon delivery of services. Exult’s policy was to recognize revenue for long-term multi-deliverable process management contracts for each reporting period based on the proportion of contract costs incurred to date to then-current estimates of total contract costs. The effect of changes to total estimated contract revenues or costs was recognized in the period in which the determination was made that facts and circumstances dictate a change of estimate. For a more detailed description of Hewitt’s and the former Exult, Inc.’s revenue recognition policies, please refer to Hewitt’s third quarter Form 10-Q.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2005 (1)	2004	% Change	2005 (1)	2004	% Change
Revenues:
Revenues before reimbursements (net revenues)	$711,867	$551,783	29.0%	$2,119,351	$1,630,082	30.0%
Reimbursements	12,808	11,947	7.2%	43,191	43,817	(1.4)%

Total revenues	724,675	563,730	28.6%	2,162,542	1,673,899	29.2%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	411,034	358,561	14.6%	1,237,188	1,046,571	18.2%
Initial public offering restricted stock awards	4,134	3,790	9.1%	12,725	12,470	2.0%
Reimbursable expenses	12,808	11,947	7.2%	43,191	43,817	(1.4)%
Other operating expenses	195,977	103,378	89.6%	575,219	318,886	80.4%
Selling, general and administrative expenses	44,698	31,802	40.6%	127,628	86,507	47.5%

Total operating expenses	668,651	509,478	31.2%	1,995,951	1,508,251	32.3%

Operating income	56,024	54,252	3.3%	166,591	165,648	0.6%

Other expenses, net:
Interest expense	(5,738)	(4,674)	22.8%	(17,364)	(14,474)	20.0%
Interest income	2,110	931	126.6%	6,894	1,980	248.2%
Other income (expense), net	746	196	280.6%	740	(1,122)	(166.0)%

Total other expenses, net	(2,882)	(3,547)	(18.7)%	(9,730)	(13,616)	(28.5)%

Income before income taxes	53,142	50,705	4.8%	156,861	152,032	3.2%

Provision for income taxes	20,139	20,789	(3.1)%	62,670	62,333	0.5%

Net income	$33,003	$29,916	10.3%	$94,191	$89,699	5.0%

Earnings per share:
Basic	$0.31	$0.31	(0.3)%	$0.83	$0.94	(10.8)%
Diluted	$0.31	$0.30	0.8%	$0.82	$0.91	(10.3)%

Weighted average shares:
Basic	106,138,164	95,933,048	10.6%	112,866,338	95,866,711	17.7%
Diluted	107,595,757	98,265,128	9.5%	114,793,884	98,046,725	17.1%

n/m = not meaningful

(1)	The results of Exult, Inc. are included in the Company’s results from the acquisition date of October 1, 2004.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

PRO FORMA COMPARISON

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2005	2004 (1)	% Change	2005	2004 (1)	% Change
	Pro Forma			Pro Forma
Revenues:
Revenues before reimbursements (net revenues)	$711,867	$669,996	6.2%	$2,119,351	$1,963,568	7.9%
Reimbursements	12,808	11,947	7.2%	43,191	43,817	(1.4)%

Total revenues	724,675	681,943	6.3%	2,162,542	2,007,385	7.7%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	411,034	402,197	2.2%	1,237,188	1,171,703	5.6%
Initial public offering restricted stock awards	4,134	3,790	9.1%	12,725	12,470	2.0%
Reimbursable expenses	12,808	11,947	7.2%	43,191	43,817	(1.4)%
Other operating expenses	195,977	170,229	15.1%	575,219	507,822	13.3%
Selling, general and administrative expenses	44,698	42,147	6.1%	127,628	115,589	10.4%

Total operating expenses	668,651	630,310	6.1%	1,995,951	1,851,401	7.8%

Operating income	56,024	51,633	8.5%	166,591	155,984	6.8%

Other expenses, net	(2,882)	(4,039)	(28.6)%	(9,730)	(15,152)	(35.8)%

Income before income taxes	53,142	47,594	11.7%	156,861	140,832	11.4%

Provision for income taxes	20,139	19,514	3.2%	62,670	57,741	8.5%

Net income	$33,003	$28,080	17.5%	$94,191	$83,091	13.4%

Earnings per share:
Basic	$0.31	$0.24	30.7%	$0.83	$0.70	18.5%
Diluted	$0.31	$0.23	31.8%	$0.82	$0.69	18.9%

Weighted average shares:
Basic	106,138,164	118,025,874	(10.1)%	112,866,338	117,959,537	(4.3)%
Diluted	107,595,757	120,656,879	(10.8)%	114,793,884	120,394,131	(4.7)%

(1)	In accordance with SEC regulations for the determination of pro forma results, the prior-year pro forma results assume that the Company’s merger with Exult had occurred on October 1, 2003, and exclude all related non-recurring adjustments to allow for comparability. See additional information on the pro forma results on our Web site at www.hewitt.com.

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HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

Core Earnings and Core Earnings Per Share – a non-GAAP financial measure

The Company reported net income of $33 million and $94 million, and diluted earnings per share of $0.31 and $0.82 for the three and nine months ended June 30, 2005, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering-related adjustments made in connection with the Company’s initial public offering have been removed. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three and nine months ended June 30, 2005 and 2004, our core earnings and core EPS were:

Core Earnings and Core Earnings Per Share

	Three Months Ended June 30,			Nine Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
Income before income taxes as reported	$53,142	$50,705	4.8%	$156,861	$152,032	3.2%
Add back amortization of one-time initial public offering restricted stock awards	4,134	3,790	9.1%	12,725	12,470	2.0%

Core pretax income	$57,276	$54,495	5.1%	$169,586	$164,502	3.1%
Adjusted income tax expense (1)	21,787	22,343	(2.5)%	67,834	67,446	0.6%

Core net income	$35,489	$32,152	10.4%	$101,752	$97,056	4.8%

Core earnings per share:
Basic	$0.33	$0.33	0.9%	$0.89	$0.99	(9.9)%
Diluted	$0.33	$0.32	1.5%	$0.88	$0.97	(9.7)%
Core shares outstanding:
Basic (2)	107,676,708	98,391,725	9.4%	114,441,244	98,379,998	16.3%
Diluted (3)	108,394,858	99,722,006	8.7%	115,734,439	99,682,861	16.1%

(1)	Assumes an effective tax rate of 40% for the nine months ended June 30, 2005 and 41% for the nine months ended June 30, 2004. The change in the expected effective tax rate for fiscal 2005 from 41% to 40% occurred in the three months ended June 30, 2005. The effect of the change was a decrease in the effective tax rate applied in the quarter to 38%. This change in the effective tax rate benefited core earnings in the quarter by $1,718.
(2)	Shares are weighted for the time that they are outstanding as noted below. Core shares outstanding assumes that the following shares of common stock are outstanding—

For the entire period:

•	70,819,520 shares of common stock issued to FORE Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;

•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 451,485 and 369,805 at June 30, 2005 and 2004, respectively, and 13,511,035 and 525,923 of treasury stock at June 30, 2005 and 2004, respectively.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002, acquisition of the actuarial and benefits consulting business of Bacon & Woodrow.

Since the offering date, June 27, 2002:

•	11,150,000 shares of common stock issued in connection with the initial public offering weighted as of June 27, 2002;

•	1,672,500 shares of common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Since the Exult acquisition date, October 1, 2004:

•	22,092,826 shares of common stock issued in connection with the acquisition weighted as of October 1, 2004.

Throughout the periods presented:

•	27,577 and 16,621 shares of common stock, restricted stock and restricted stock units issued for Director compensation at June 30, 2005 and 2004, respectively.

•	388,797 and 175,637 shares of common stock issued to fulfill the exercise of stock options at June 30, 2005 and 2004, respectively.
(3)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options and restricted stock and restricted stock units issued outside of the initial public offering restricted stock award calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 718,150 shares and 1,293,195 shares for the three- and nine-month periods ended June 30, 2005, respectively, and was 1,330,281 shares and 1,302,863 shares for the three- and nine-month periods ended June 30, 2004, respectively.

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HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

Business Segments

	Three Months Ended June 30,			Nine Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
Outsourcing (1)
Revenues before reimbursements (net revenues)	$498,145	$353,121	41.1%	$1,512,814	$1,059,195	42.8%
Segment income	54,852	67,132	(18.3)%	188,867	216,717	(12.9)%
Segment income as a percentage of segment net revenues	11.0%	19.0%		12.5%	20.5%

Consulting
Revenues before reimbursements (net revenues)	$213,722	$198,662	7.6%	$606,537	$570,887	6.2%
Segment income	53,624	36,336	47.6%	126,707	94,964	33.4%
Segment income as a percentage of segment net revenues	25.1%	18.3%		20.9%	16.6%

Total Company (1)
Revenues before reimbursements (net revenues)	$711,867	$551,783	29.0%	$2,119,351	$1,630,082	30.0%
Reimbursements	12,808	11,947	7.2%	43,191	43,817	(1.4)%

Total revenues	$724,675	$563,730	28.6%	$2,162,542	$1,673,899	29.2%

Segment income	$108,476	$103,468	4.8%	$315,574	$311,681	1.2%

Charges not recorded at the segment level:
Initial public offering restricted stock awards (2)	4,134	3,790	9.1%	12,725	12,470	2.0%
Unallocated shared services costs	48,318	45,426	6.4%	136,258	133,563	2.0%

Operating income	$56,024	$54,252	3.3%	$166,591	$165,648	0.6%

(1)	Exult’s results are included in the Company’s Outsourcing segment results from the merger date of October 1, 2004, and as such are included in fiscal 2005 but not in reported fiscal 2004 results.
(2)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $4 million were incurred in each of the three-month periods ended June 30, 2005 and 2004, and $13 million and $12 million in the nine-month periods ended June 30, 2005 and 2004, respectively.

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HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

PRO FORMA COMPARISON

(Unaudited)

(Dollars in thousands)

Business Segments

	Three Months Ended June 30,			Nine Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
	Pro Forma			Pro Forma
Outsourcing (1)
Revenues before reimbursements (net revenues)	$498,145	$471,334	5.7%	$1,512,814	$1,392,681	8.6%
Segment income	54,852	68,744	(20.2)%	188,867	219,456	(13.9)%
Segment income as a percentage of segment net revenues	11.0%	14.6%		12.5%	15.8%

Consulting
Revenues before reimbursements (net revenues)	$213,722	$198,662	7.6%	$606,537	$570,887	6.2%
Segment income	53,624	37,023	44.8%	126,707	96,852	30.8%
Segment income as a percentage of segment net revenues	25.1%	18.6%		20.9%	17.0%

Total Company (1)
Revenues before reimbursements (net revenues)	$711,867	$669,996	6.2%	$2,119,351	$1,963,568	7.9%
Reimbursements	12,808	11,947	7.2%	43,191	43,817	(1.4)%

Total revenues	$724,675	$681,943	6.3%	$2,162,542	$2,007,385	7.7%

Segment income	$108,476	$105,767	2.6%	$315,574	$316,308	(0.2)%

Charges not recorded at the segment level:
Initial public offering restricted stock awards (2)	4,134	3,790	9.1%	12,725	12,470	2.0%
Unallocated shared services costs	48,318	50,344	(4.0)%	136,258	147,854	(7.8)%

Operating income	$56,024	$51,633	8.5%	$166,591	155,984	6.8%

(1)	In accordance with SEC regulations for the determination of pro forma results, the prior-year pro forma results assume that the Company’s merger with Exult had occurred on October 1, 2003, the beginning of fiscal 2004, and exclude all merger-related non-recurring adjustments to allow for comparability.
(2)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $4 million were incurred in each of the three-month periods ended June 30, 2005 and 2004, and $13 million and $12 million in the nine-month periods ended June 30, 2005 and 2004, respectively.

Hewitt Associates	11

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for share amounts)

	June 30, 2005	September 30, 2004
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$96,076	$129,481
Short-term investments	37,617	183,205
Client receivables and unbilled work in process, less allowances of $23,313 and $21,732 at June 30, 2005 and September 30, 2004, respectively	575,016	522,882
Prepaid expenses and other current assets	80,007	50,546
Funds held for clients	68,360	14,693
Deferred income taxes, net	—	246

Total current assets	857,076	901,053

Non-Current Assets
Deferred contract costs	215,697	162,602
Property and equipment, net	273,104	236,480
Capitalized software, net	98,892	84,969
Other intangible assets, net	265,605	107,322
Goodwill, net	659,550	285,743
Other assets, net	28,713	29,805

Total non-current assets	1,541,561	906,921

Total Assets	$2,398,637	$1,807,974

LIABILITIES
Current Liabilities
Accounts payable	$42,053	$20,909
Accrued expenses	174,040	83,226
Funds held for clients	68,360	14,693
Advanced billings to clients	123,218	106,934
Accrued compensation and benefits	124,417	181,812
Deferred income taxes, net	11,611	—
Short-term debt and current portion of long-term debt	36,949	13,445
Current portion of capital lease obligations	4,859	5,373
Employee deferred compensation and accrued profit sharing	34,639	49,450

Total current liabilities	620,146	475,842

Long-Term Liabilities
Deferred contract revenues	113,343	118,025
Debt, less current portion	210,932	121,253
Capital lease obligations, less current portion	77,490	79,982
Other long-term liabilities	110,065	83,063
Deferred income taxes, net	4,742	70,456

Total long-term liabilities	516,572	472,779

Total Liabilities	$1,136,718	$948,621

Hewitt Associates	12

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Dollars in thousands, except for share amounts)

	June 30, 2005	September 30, 2004
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 67,887,037 and 32,480,669 shares issued, 54,376,002 and 31,954,151 shares outstanding as of June 30, 2005 and September 30, 2004, respectively	$679	$325
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 49,485,625 and 61,707,114 shares issued and outstanding as of June 30, 2005 and September 30, 2004, respectively	495	617
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 4,079,533 and 4,391,862 shares issued and outstanding as of June 30, 2005 and September 30, 2004, respectively	41	44
Restricted stock units, 101,672 and 118,363 units issued and outstanding as of June 30, 2005 and September 30, 2004, respectively	2,085	2,166
Additional paid-in capital	1,308,950	633,934
Cost of common stock in treasury, 13,511,035 and 526,518 shares of Class A common stock as of June 30, 2005 and September 30, 2004, respectively	(388,053)	(13,414)
Retained earnings	288,621	194,430
Unearned compensation	(24,522)	(27,799)
Accumulated other comprehensive income	73,623	69,050

Total stockholders’ equity	1,261,919	859,353

Total Liabilities and Stockholders’ Equity	$2,398,637	$1,807,974

Hewitt Associates	13

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Nine Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$94,191	$89,699
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	63,427	56,555
Amortization	47,657	32,015
Amortization of premiums and discounts on available-for-sale securities	358	—
Discount accretion on convertible senior notes	932	—
Impairment of customer relationship intangible assets	9,569	—
Initial public offering restricted stock awards	11,590	11,313
Restricted stock awards	7,953	—
Director stock remuneration	304	220
Deferred income taxes	9,348	(450)
Realized losses on short-term investments, net	236	—
Changes in operating assets and liabilities, net of effect of acquisition:
Client receivables and unbilled work in process	30,040	(16,769)
Prepaid expenses and other current assets	13,153	(6,122)
Funds held for clients	(29,029)	(2,189)
Deferred contract costs	(52,677)	(9,117)
Accounts payable	(873)	3,948
Accrued compensation and benefits	(71,459)	(6,231)
Accrued expenses	17,452	19,763
Funds held for clients’ liability	29,029	2,189
Advanced billings to clients	10,919	(5,899)
Deferred contract revenues	(4,652)	(1,554)
Employee deferred compensation and accrued profit sharing	(14,910)	(8,433)
Other long-term liabilities	18,296	4,523

Net cash provided by operating activities	190,854	163,461

Cash flows from investing activities:
Purchases of short-term investments, net	(180,442)	(378,280)
Proceeds from sales of short-term investments	435,566	348,495
Additions to property and equipment	(74,410)	(39,686)
Cash received from acquisitions, net of cash paid for transaction costs	4,683	(10,951)
Increase in other assets	(36,833)	(19,755)

Net cash provided by (used in) investing activities	148,564	(100,177)

Cash flows from financing activities:
Proceeds from the exercise of stock options	3,505	2,691
Short-term borrowings	96,674	15,946
Repayments of short-term borrowings	(81,379)	(38,554)
Repayments of long-term debt	(13,000)	(13,000)
Repayments of capital lease obligations	(3,774)	(5,636)
Purchase of Class A common shares into treasury	(374,639)	(7,225)

Net cash used in financing activities	(372,613)	(45,778)

Effect of exchange rate changes on cash and cash equivalents	(210)	690

Net increase (decrease) in cash and cash equivalents	(33,405)	18,196

Cash and cash equivalents, beginning of period	129,481	67,785

Cash and cash equivalents, end of period	$96,076	$85,981

Supplementary disclosure of cash paid during the period:
Interest paid	$13,025	$15,622
Income taxes paid	28,896	43,195

Hewitt Associates	14